SEPARATION AND TRANSITION AGREEMENT

This Separation and Transition Agreement is made this 16th day of July, 2007 by and among Municipal Mortgage & Equity, LLC (the “Company”), MMA Financial, Inc. (“Employer”) and Melanie M. Lundquist (“Employee”).

Whereas Employee is employed by Employer and has been serving as the Chief Financial Officer of the Company and various of its subsidiaries, including Employer; and

Whereas, Employee has tendered her resignation as Chief Financial Officer of the Company and its subsidiaries and has determined to accept another employment opportunity; and

Whereas, Employer, the Company and Employee desire to enter into a mutually agreeable separation arrangement;

Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follow:

1. Separation from Service. The parties agree that effective July 9, 2007, Employee ceased to be the Chief Financial Officer of the Company and all of its subsidiaries, including Employer. The parties agree that Employee will remain as an employee of the Company and transition her responsibilities to the Interim Chief Financial Officer through July 27, 2007 and her employment will cease on that date. The parties agree that this Agreement shall be sufficient evidence of Employee’s resignation from all such offices and employment.

2. Severance Compensation.

(a) Employer agrees to pay Employee a severance payment in the amount of $600,000, payable in four equal quarterly installments, on July 27, 2007, October 27, 2007, January 27, 2008 and April 27, 2008;

(b) Employer shall provide Employee with COBRA health, dental and vision insurance benefits through and including September 30, 2007;

(c) At the time of the first payment in paragraph (a), Employer shall pay Employee an amount equal to Employee’s accrued but unused vacation in accordance with the Company’s standard practices; and

(d) Within ten (10) business days of the date hereof, Employer shall issue to Employee that number of shares of restricted stock in the Company which has vested but not yet been delivered under Employee’s Deferred Share Agreement dated March 17, 2006 (the “2005 Deferred Share Agreement”). The parties hereto acknowledge and agree that all unvested deferred shares under the 2005 Deferred Share Agreement and that certain Deferred Compensation Agreement dated as of April 6, 2007 by and between the Company and the Employee (the “2006 Deferred Share Agreement”) are forfeited pursuant to the terms of such agreement.

3. Indemnification.

(a)	The Company hereby agrees to (i) defend, indemnify, and hold harmless

Employee from all civil, criminal or administrative claims, actions, complaints, investigations, damages, costs, expenses, or other liability (including but not limited to reasonable attorney’s fees), arising out of Employee’s service as an Officer, Employee, or consultant of, or on behalf of, the Company or any of its subsidiaries, to the fullest extent permitted or required by law or the Company’s operating agreement and/or bylaws; (ii) promptly pay any reasonable legal fees and costs as and when incurred by Employee in the defense of any claim for which indemnification is permitted or is required, provided that Employee agrees to reimburse the Company for any such fees or costs advanced by the Company if a court of competent jurisdiction shall enter a final, nonappealable judgment that indemnification is prohibited by law; and (iii) for a period of 3 years subsequent to the closure of the informal inquiry commenced by the Securities and Exchange Commission (‘SEC”), including any ancillary proceedings or any formal proceedings which may be instituted by the SEC in connection therewith or in relation thereto (or, if less, the maximum period the Company’s carrier will write such coverage at standard rates), continue coverage and benefits for Employee under any directors’ and officers’ liability policy maintained by the company, in accordance with its terms, in an amount at least as great as existed as of the date of Employee’s resignation as Chief Financial Officer.

(b)	Employee shall promptly notify the Company in writing of any claim for which Employee seeks indemnification or cost reimbursement; provided, however, that delay in giving such notice shall not affect Employee’s right to indemnification unless Employer shall have been prejudiced thereby. Employee shall not settle any claim for which Employee seeks indemnification or reimbursement or advancement of costs and expenses except with the prior written consent of the Company.

4. Non-Disparagement. Employee and the Company each agree that they will not knowingly disclose or cause to be disclosed any negative, adverse or derogatory comments or information about one another; provided, however, that no statement given in response to a legal obligation or as required under oath in judicial or regulatory proceedings, or as provided to Company or Audit Committee counsel, shall be deemed to violate this paragraph. Further, the Company agrees that, upon written request or acknowledgment of consent by Employee, the Company will provide Employee’s prospective employers with a neutral reference identifying only the Employee’s dates of service, position(s) held with the Company, and annual base salary and target bonus compensation at the time of her separation from the Company.

5. Consultation and Cooperation. In consideration of the payments and other benefits described in Section 2 of this agreement, Employee agrees to consult and cooperate and to be reasonably available to the Company in connection with the transition of Employee out of her duties as chief financial officer. Without limiting the generality of the foregoing, Employee agrees to be reasonably available for up to 25 hours during the month of August 2007. Employee further agrees to consult and cooperate with the Company and to assist the Company in completing the informal inquiry commenced by the SEC in September 2006, including any ancillary proceedings or any formal proceedings which may be instituted by the SEC in connection therewith or in relation thereto. Employee further agrees to consult and cooperate with the Company in connection with any claims which may hereafter be brought against the Company or any of its officers, directors or employees in connection with or relating in any way to Employee’s tenure as Chief Financial Officer.

6.	Non-Solicitation of Employees. Until December 31, 2008, Employee shall not directly or indirectly solicit for employment or hire as an employee or consultant or otherwise, nor advise anyone else to do so, any employee of the Employer or of the Company or any of its other subsidiaries, or any individual who has been such an employee within a period of twelve (12) months of any such solicitation or hiring.

7. Entire Agreement. This agreement constitutes the entire agreement of the parties as to the subject matter hereof. All prior agreements between Employee, on the one hand, and the Company or the Employer, on the other hand (including, but not limited to that certain Employment Agreement by and between the Employer and the Employee dated as of December 31, 2004, the 2005 Deferred Share Agreement, and the 2006 Deferred Share Agreement), relating in any way whatsoever to Employee’s employment with the Company or any of its subsidiaries, or serving as an officer thereof, are hereby terminated as of the day hereof, and neither party shall have any further rights or obligations thereunder.

8. Miscellaneous. This agreement shall be construed in accordance with the internal laws of the State of Maryland (terminated without reference to principals of conflicts or law). Both parties waive the right to trial by jury on any claims arising out of or relating in any way to this agreement. Both parties agree that the federal and state courts of the State of Maryland shall have exclusive jurisdiction over any litigation arising hereunder.

In witness whereof, and intending to be legally bound, the parties have executed this agreement as of the date and year first above written.

MUNICIPAL MORTGAGE & EQUITY, LLC

By:/s/ Michael L. Falcone

Michael L. Falcone Chief Executive Officer
EMPLOYEE

/s/ Melanie M. Lindquist_ Melanie M. Lundquist